Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 15, 2019 (the “Effective Date”) by and between TFF Pharmaceuticals., Inc., a Delaware corporation (the “Company”), and Kirk Coleman, an individual (“Executive”).

RECITALS

WHEREAS, the Company now desires to hire Executive as its Chief Financial Officer and Executive desires to become so employed by the Company; and

WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. EMPLOYMENT TERMS AND DUTIES

1.1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, effective as of the Effective Date, upon the terms and conditions set forth in this Agreement.

1.2. Duties and Reporting. Executive shall serve as Chief Financial Officer of the Company, reporting to the Chief Executive Officer. Executive shall perform all reasonable duties and have such authority as assigned by the Chief Executive Officer.

1.2.1. Full Working Time. Executive shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of the Company and shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Company’s Board of Directors (the “Board”) in writing, provided that Executive may (i) engage in activities that involve a de minimis amount of time or that are conducted on non-business time, in each case, without the prior written approval of the Board, (ii) make and manage personal investments of his choice without the prior written approval of the Board, and (iii) serve on the board of directors of one (1) for profit enterprise with the prior written approval of the Board, which approval shall not be unreasonably withheld, so long as such activities listed in clauses (i), (ii), and (iii), either separately or collectively, do not materially interfere with Executive’s duties and responsibilities hereunder and are not inconsistent with the terms of any conflict of interest, securities trading or similar material written policies of the Company applicable to Executive.

1.2.2. Compliance With Policies. Executive shall comply with all policies, practices and procedures, and all codes of ethics or business conduct of the Company applicable to Executive’s position, as in effect from time to time.

1.2.3. Duty of Loyalty. Executive acknowledges that Executive owes a duty of care and loyalty to the Company, as well as a duty to perform Executive’s duties in a manner that is in the best interests of the Company. Executive owes such duties to the Company in addition to duties imposed upon Executive under applicable law.

1.3. Term. Subject to earlier termination as set forth herein, Executive’s employment hereunder shall be for a term of three (3) years, commencing on the Effective Date. Beginning on the third (3rd) anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date, the term shall automatically, without further action by Executive or the Company, be extended for one (1) year; provided, however, that either Executive or the Company may, by notice to the other given not less than ninety (90) days prior to the scheduled expiration of the term, cause the term to cease to extend automatically. The term of this Agreement is hereafter referred to as the “Employment Term.”

1.4. Compensation and Benefits.

1.4.1. Base Salary. In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Proprietary Information and Inventions Agreement (the “PIIA”), the Company shall, during the Employment Term, pay Executive a base salary (the “Base Salary”) of Sixteen Thousand Six Hundred and Sixty-Six Dollars and 67 cents ($16,666.67) per month, less statutory deductions and withholdings, payable in accordance with the Company’s regular payroll practices.

1.4.2. Annual Bonus. For each full fiscal year completed during the Employment Term, Executive shall be eligible to earn a discretionary annual bonus (the “Annual Bonus”). The target for the Annual Bonus awarded to Executive will be 30% of the Base Salary in effect for the applicable year, and if Executive’s salary varies during a fiscal year, the applicable Base Salary shall be the average Base Salary during that year. The Annual Bonus shall be based upon Executive’s individual performance and the performance of the Company, with reference to performance goals to be provided at the beginning of each fiscal year by the Company’s Chief Executive Officer or the Board, as the case may be. In order to earn the Annual Bonus under this Section for any fiscal year, Executive must be employed by the Company, and not have provided notice of resignation, as of the date payment of the Annual Bonus is made. Any Annual Bonus due to Executive hereunder will be payable at the time bonuses, if any, are paid to other executives, but in all events not later than the March 15th following the end of the fiscal year for which any such Annual Bonus is awarded.

1.4.3. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

1.4.4. Vacation. Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Company.

1.4.5. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

1.5. Stock Options. Subject to approval of the Board, Executive will be granted a non-statutory stock option to purchase 150,000 shares of the common stock of the Company, in consideration of his continued services to the Company under this Agreement. The stock option will be granted under, and is subject to the terms of, the Company’s 2018 Stock Incentive Plan and a stock option agreement between Executive and the Company. Executive will be eligible to participate in and receive stock option or equity award grants under the Company’s equity incentive plans from time to time in the discretion of the Board, and in accordance with the terms and conditions of such plans.

1.6. Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the “Termination Date”):

1.6.1. Death or Disability. Immediately upon the death of Executive or a determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than one hundred and twenty (120) days in the aggregate within a one-year period, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 1.6.1 being referred to herein as termination for “Death or Disability”); or

1.6.2. Voluntary Termination. Ninety (90) days following Executive’s written notice to the Company of termination of employment; provided, however, that the Company may waive all or a portion of the ninety (90) days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.6.2 being referred to herein as “Voluntary Termination”); or

1.6.3. Termination For Cause. Immediately following notice of termination for “Cause” (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 1.6.3 being referred to herein as “Termination for Cause”). As used herein, “Cause” means (i) termination based on Executive’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that injures the Company’s interests or reputation (whether or not a felony); (ii) Executive’s substance abuse that in any manner interferes with the performance of his duties; (iii) Executive’s failure or refusal to perform his duties at all or in an acceptable manner in the reasonable judgment of the Board of Directors or to follow the lawful and proper directives of the Board of Directors that are within the scope of Executive’s duties; (iv) Executive’s material breach of this Agreement which, if curable, is not cured within fifteen (15) days after receipt of written notice of such material breach; (v) Executive’s material breach of the PIIA; (vi) misconduct by Executive that has or could discredit or damage the Company; (vii) Executive’s indictment for a felony violation of the federal securities laws; or (viii) Executive’s chronic absence from work for reasons other than illness.

1.6.4. Termination Without Cause. Notwithstanding any other provisions contained herein, including, but not limited to Section 1.3[?]above, the Company may terminate Executive’s employment thirty (30) days following notice of termination without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend, with no reduction in pay or benefits, Executive from his duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) (termination pursuant to this Section 1.6.4 being referred to herein as “Termination Without Cause”).

1.6.5. Resignation for “Good Reason”. Notwithstanding any other provisions contained herein, Executive may resign his position for good reason if any one of the following occurs, without Executive’s consent: (i) material diminution of Executive’s role and/or responsibilities, (ii) a reduction in Executive’s Base Salary greater than 10% and material or significant reduction in benefits from those in effect at the time the change is indicated, other than reductions in salary and/or benefits that are applied to all executive officers of the Company, or (iii) relocation of Executive’s office farther than 50 miles from Executive’s office location at the commencement of this Agreement; provided, however, that with respect to any of the foregoing clauses (i) – (iii), Executive has provided written notice to the Company of the existence of the condition or conditions constituting Good Reason within ninety (90) days of the condition or conditions first occurring, and the Company has failed to cure the condition or conditions specified in such notice despite having been given at least thirty (30) days after receipt of such notice to cure such condition or conditions (termination pursuant to this Section 1.6.5 being referred herein to “Resignation for Good Reason”).

1.6.6. Other Remedies. Termination pursuant to this section above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.7. Severance and Termination.

1.7.1. Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.6.1 above, or Executive’s Voluntary Termination in accordance with Section 1.6.2 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 1.6.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than base salary earned but unpaid, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.5.5 hereof incurred by Executive as of the termination date, and (ii) the Company’s obligations under this Agreement shall immediately cease.

1.7.2. Termination Without Cause and Resignation for Good Reason. Subject to the provisions set forth in this Agreement, in the case of a Termination Without Cause of Executive’s employment hereunder in accordance with Section 1.6.4 or Resignation for Good Reason in accordance with Section 1.6.5 above, the Company shall pay Executive twelve (12) months’ base salary then in effect (hereinafter the “Severance Payments”), less statutory deductions and withholdings, payable in the form of salary continuation and pursuant to the Company’s normal payroll cycle. The Company’s obligation to make Severance Payments is conditioned upon Executive timely signing and returning to the Company (and not revoking) a release agreement in a form satisfactory to the Company (which shall include, but not be limited to, a full release of claims) and on Executive’s continued compliance with Executive’s obligations to the Company that survive termination of his employment in this Agreement in and in the PIIA.

1.8. Timing of Payments and Section 409A.

1.8.1. Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 1 on account of such separation from service, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code (“Section 409A”) that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death.

1.8.2. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

1.8.3. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

1.8.4. Any reimbursement for expenses or provision of in-kind benefits that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement, or the in-kind benefits to be provided, during any taxable year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or to in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

1.8.5. The parties hereto agree that their intent is that payments and benefits under this Agreement comply with or be exempt from Section 409A to the extent applicable. This Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

2. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS

This Agreement, and Executive’s employment hereunder, is contingent upon Executive’s execution of the PIIA, attached hereto as Exhibit 1 and incorporated herein by this reference. The PIIA survives the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company.

3. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

3.4. No Contrary Agreements or Claims. Executive represents and warrants to the Company that (i) unless otherwise provided in writing prior to signing this Agreement, Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition or non-solicitation agreement presently in effect, and (ii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

3.5. Cooperation. Executive agrees to cooperate with the Company in connection with matters arising out of Executive’s service to the Company and assist the Company and its attorneys in the prosecution or defense of any litigation or similar proceedings to which the Company is a party, or matters concerning which litigation or similar proceedings subsequently arise, relating to any matter falling within Executive’s knowledge or former area of responsibility. Executive agrees to provide reasonable assistance and completely truthful testimony in such matters, including, without limitation, consulting on matters relating to Executive’s service to the Company, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s), as well as appearing in court to provide truthful testimony. The Company shall reimburse Executive any reasonable out-of-pocket expenses necessary for Executive to comply with the obligations under this Section 3.2 (including, without limitation, reasonable travel expenses, lodging and meals) in accordance with the Company’s expense reimbursement policies and, if such policies only permit reimbursement of expenses for active employees, to the same extent Executive would have been reimbursed if he were an active employee at the time such expenses were incurred.

3.6. Non-Disparagement. Executive shall not, at any time during or following his employment, make statements or representations, or otherwise communicate, directly or, if undertaken at the direction of Executive, indirectly, in writing, orally, or otherwise, or take any action which, directly or indirectly, disparages any member of the Company, or their respective officers, equityholders, general partners, limited partners, members, managers, directors, employees, or advisors, or the businesses or reputations of any of the foregoing.

4. MISCELLANEOUS

4.4. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed given (a) upon actual receipt by the party to which such notice shall be directed if delivered by hand or electronic mail; (b) three (3) business days after the date of deposit in the U.S. mail, postage prepaid, registered or certified; or (c) on the next business day, if sent by prepaid reputable national overnight courier service, in each case addressed to Executive at his last known address on the books of the Company or, in the case of the Company, as provided below, or to such other address as either party hereto may specify by notice to the other in the manner set forth above:

If to the Company, to:

TFF Pharmaceuticals, Inc.

2801 Via Fortuna, Suite 425

Austin, Texas, Suite 78746

Email: _______________

With a copy (which shall not constitute notice) to:

J. William Wilson

6805 Capital of Texas Hwy. N., Suite 318

Austin, Texas 78731

Email: bwilson@outsourcegc.com

4.5. Authorization to be Employed. This Agreement, and Executive’s employment hereunder, is subject to Executive providing the Company with legally required proof of Executive’s authorization to be employed in the United States of America within three days of the commencement of Executive’s employment.

4.6. Entire Agreement. This Agreement, and the attached Exhibit 1, together with any equity-based written agreements between Executive and the Company, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect thereto. The Consulting Agreement is hereby terminated, with the post-termination provisions expressly surviving as set forth in Section 1(c) therein.

4.7. Survival. The respective rights and obligations of the parties in this Agreement and Exhibit 1 that are designed to last beyond the employment relationship hereto shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company.

4.8. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

4.9. Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

4.10. Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

4.11. No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement. The Company shall have the right at any time to assign this Agreement to its successors and assigns; provided, however, that the assignee or transferee is the successor to all or substantially all of the business assets of the Company and such assignee or transferee expressly assumes all of the obligations, duties, and liabilities of the company set forth in this Agreement.

4.12. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

4.13. Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

4.14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

4.15. Jurisdiction and Venue. With respect to any suit, action, or other proceeding arising from (or relating to) this Agreement, the Company and Executive hereby irrevocably agree to the exclusive personal jurisdiction and venue of the United States District Court for the Western District of Texas, Austin Division (and any Texas State Court within Travis County, Texas).

4.16. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.17. Construction. The parties acknowledge that this Agreement is the result of arm’s length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

“COMPANY”

TFF PHARMACEUTICALS, INC.

/s/ Glenn Mattes
Signature

Glenn Mattes
Printed Name

President and Chief Executive Officer
Title

“EXECUTIVE”

KIRK COLEMAN

/s/ Kirk Coleman
Executive’s Signature

Address

Address

EXHIBIT 1:	Proprietary Information and Inventions Agreement

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]